                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                         POTOMAC ELECTRIC POWER COMPANY
                (Name of Registrant as Specified in Its Charter)
                         POTOMAC ELECTRIC POWER COMPANY
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrations statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------
- ---------------
 (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                                     (LOGO)

                         POTOMAC ELECTRIC POWER COMPANY
                        1900 PENNSYLVANIA AVENUE, N. W.
                            WASHINGTON, D. C. 20068

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                                  March 18, 1994

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Potomac Electric Power Company will be held at 10:00 a.m. on Wednesday, April 27, 1994, at the Washington Convention Center, 900 Ninth Street, N. W., Washington, D. C. for the following purposes:

  1. To elect four directors to serve for three years, and one director to serve for one year ;

  2. To consider and take action with respect to a shareholder proposal relating to the election of directors, if such proposal is brought before the meeting;

  3. To consider and take action with respect to a shareholder proposal relating to compensation of senior executives and directors, if such proposal is brought before the meeting; and

  4. To transact such other business as may properly be brought before the meeting.

     The holders of the Common Stock of the Company of record at the close of business on Tuesday, March 8, 1994, will be entitled to vote on each of the above matters.
                                        By order of the Board of Directors,

                                             BETTY K. CAULEY
                                                Secretary

                               ------------------

                                   IMPORTANT

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.

     EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY PROMPTLY.

     IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY.

                           PLEASE DATE AND SIGN YOUR
                             PROXY AND RETURN IT IN
                             THE ENVELOPE PROVIDED

                         THANK YOU FOR ACTING PROMPTLY

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                         POTOMAC ELECTRIC POWER COMPANY

                                                                  March 18, 1994

     This statement is furnished in connection with a solicitation of proxies by the Board of Directors of Potomac Electric Power Company (the "Company"), 1900 Pennsylvania Avenue, N.W., Washington, D. C. 20068, to be used at the Annual Meeting of Shareholders of the Company to be held at 10:00 a.m. on Wednesday, April 27, 1994, at the Washington Convention Center, 900 Ninth Street, N. W., Washington, D. C., and at any adjournment thereof, for the purposes set forth in the foregoing notice of meeting. Properly executed proxies received prior to closing of the polls during the meeting will be voted in the manner set forth on the proxy unless specifically otherwise directed by the shareholder, in which case they will be voted as directed. If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time by delivering notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company before the proxy is voted, and shareholders who are present at the meeting may revoke their proxies and vote in person.

     At the close of business on Tuesday, March 8, 1994, the Company had outstanding 117,915,691 shares of Common Stock of the par value of $1 per share (the "Common Stock"), and the then holders of record thereof will be entitled to one vote for each share so held by them on each of the matters to be considered at the meeting.

     The Annual Report to Shareholders for the fiscal year ended December 31, 1993, including financial statements, was mailed on or about March 11, 1994 to all shareholders. Such Report is not a part of the proxy soliciting material.

                            1. ELECTION OF DIRECTORS

     At the meeting, four directors are to be elected to hold office for three-year terms, and until their respective successors shall have been elected and qualified. In addition, one director is to be elected to hold office for one year to fill the unexpired term of Charls E. Walker, a director of the Company for the past eleven years, who has reached the mandatory retirement age for directors. Twelve directors constitute the entire Board of Directors.

     It is the intention of the persons named in the enclosed proxy to vote such proxy for the election of the nominees named below, all but one of whom are now serving as directors, unless such authority is withheld. The Company does not contemplate that any of such nominees will become unavailable for any reason, but if that should occur before the meeting, proxies will be voted for another nominee, or other nominees, to be selected by the Board of Directors. Nominees receiving the greatest number of votes shall be elected. Abstentions and broker non-votes will be deemed present and entitled to vote. Abstentions will not be counted either for or against the election of a director. Broker non-votes will be counted as an affirmative vote for the nominees named below.

                       NOMINEES FOR ELECTION AS DIRECTORS

                           FOR TERM EXPIRING IN 1997

                           RICHARD E. MARRIOTT, age 55, has been Chairman of the Board of
        PHOTO              Host Marriott Corporation, a company based in Bethesda, Maryland consisting of real estate holdings and airport and toll road concession operations, since October 1993. From 1986 to October
                           1993 he served as Vice Chairman and Executive Vice President of the Marriott Corporation, a hotel and hospitality company. Mr.
                           Marriott has been a director of the Company since 1993 and is a member of the Human Resources Committee and the Nominating Commit-
                           tee. Mr. Marriott is a director of Marriott International. He owns
                           100 shares of the common stock of the Company.

                           DAVID O. MAXWELL, age 63, is Retired Chairman of the Board and
        PHOTO              Chief Executive Officer of the Federal National Mortgage
                           Association, a position he held from 1981-1991. Mr. Maxwell has been a director of the Company since 1993 and is a member of the
                           Audit Committee and the Human Resources Committee. He is a
                           director of the Hechinger Company, Kaufman and Broad Home
                           Corporation and SunAmerica Inc. He owns 500 shares of the common stock of the Company.

                           FLORETTA D. MCKENZIE, age 58, was the founder in 1987 and is the
        PHOTO              President of The McKenzie Group (educational consulting firm). Dr.
                           McKenzie
                           has been a director of the Company since 1988 and is a member of the Audit Committee and the Executive Committee. Dr. McKenzie is a
                           director of Marriott International. She owns 319 shares of the common stock of the Company.

                           EDWARD F. MITCHELL, age 62, has been Chairman of the Board of the
        PHOTO              Company since December 1992. He has been Chief Executive Officer since September 1989. From 1983 to December 1992 he served as
                           President of the Company. He has been a director of the Company since 1980, and is a member of the Executive Committee. He owns
                           47,959 shares of the common stock of the Company.

                        NOMINEE FOR ELECTION AS DIRECTOR

                           FOR TERM EXPIRING IN 1995

                           JOHN M. DERRICK, JR., age 54, has been President of the Company
        PHOTO              since December 1992. He has been Chief Operating Officer since
                           1989. From 1989 to December 1992 he served as Executive Vice
                           President of the Company. Mr. Derrick was nominated as a director of the Company in January 1994. He owns 16,793 shares of the common stock of the Company.

                         DIRECTORS CONTINUING IN OFFICE

                              TERM EXPIRES IN 1995

                           H. LOWELL DAVIS, age 61, has been Vice Chairman and Chief
        PHOTO              Financial Officer of the Company since 1983. He has been a director of the Company since 1973 and is a member of the
                           Executive Committee. Mr. Davis is a director of AVEMCO
                           Corporation. He owns 52,959 shares of the common stock of the
                           Company.
                           PETER F. O'MALLEY, age 55, has been Of Counsel to O'Malley &
        PHOTO              Miles, a law firm in Upper Marlboro, Maryland since 1989. Prior to that time he was Managing Partner of the firm. He has been a director of the Company since 1982 and is Chairman of the
                           Nominating Committee and a member of the Finance Committee. Mr.
                           O'Malley is a director of Legg Mason, Inc. and Giant Food Inc. He owns 1,828 shares of the common stock of the Company.
                           LOUIS A. SIMPSON, age 57, has been President and Chief Executive
        PHOTO              Officer of Capital Operations (investments), GEICO Corporation,
                           Washington D.C. since May 1993. From 1985 to May 1993 he served as
                           Vice Chairman of GEICO Corporation. He has been a director of the
                           Company since December 1990, and is a member of the Audit
                           Committee and Finance Committee. Mr. Simpson is a director of
                           Salomon Inc. He owns 2,000 shares of the common stock of the
                           Company.

                         DIRECTORS CONTINUING IN OFFICE

                              TERM EXPIRES IN 1996

                           ROGER R. BLUNT, SR., age 63, is Chairman of the Board of Blunt
        PHOTO              Enterprises, Inc. (general contracting and construction
                           management), a Washington based holding company, that includes
                           Essex Construction Corporation, of which he is Chairman of the
                           Board and Chief Executive Officer, and Tyroc Construction
                           Corporation, of which he is Chief Executive Officer and Director.
                           Mr. Blunt has been a director of the Company since 1984 and is
                           Chairman of the Audit Committee and a member of the Nominating
                           Committee. He owns 306 shares of the common stock of the Company.

                           A. JAMES CLARK, age 66, is Chairman of the Board, President and
        PHOTO              Chief Executive Officer of Clark Enterprises, Inc. (general contracting), a holding company based in Bethesda, Maryland that includes Omni Construction, Inc., The Clark Construction Group,
                           Inc., of which he is Chairman of the Board and President, The
                           George Hyman Construction Company, of which he is Chairman of the
                           Board (and was Chief Executive Officer until 1989) and HRW
                           Systems, Inc., Clark-Morris Company, Inc., and Clark-Kenith,
                           Incorporated, of which he is Director. He has been a director of the Company since 1977 and is Chairman of the Human Resources
                           Committee and a member of the Finance Committee. Mr. Clark is a director of Martin Marietta Corporation and GEICO Corporation. He
                           owns 5,061 shares of the common stock of the Company. Clark
                           Enterprises, Inc., of which Mr. Clark is the majority owner, owns
                           79,864 shares of the common stock of the Company. Mr. Clark has sole voting and investment power with respect to the shares held by that company.

                           ANN D. MCLAUGHLIN, age 52, is former United States Secretary of
        PHOTO              Labor, has been President of the Federal City Council since 1990 and Vice Chairman of The Aspen Institute since August 1993. She served as President and Chief Executive Officer of the New
                           American Schools Development Corporation from July 1992 to 1993.
                           She was a Visiting Fellow and member of the Board of Trustees of
                           The Urban Institute, Washington, D.C. from 1989 to 1992. From 1989 to 1990 she served as Chairman of the President's Commission on
                           Aviation Security and Terrorism. She has been a director of the
                           Company since January 1991, and is a member of the Human Resources
                           Committee and Nominating Committee. Mrs. McLaughlin is a director of AMR Corporation/American Airlines, Inc., General Motors
                           Corporation, Kellogg Company, Nordstrom Inc., Union Camp
                           Corporation, Vulcan Materials Company, and Host Marriott
                           Corporation. She owns 454 shares of the common stock of the
                           Company.

                           W. REID THOMPSON, age 69, is Retired Chairman of the Board and
        PHOTO              Chief Executive Officer of the Company. He served as Chairman of the Company from 1971 to December 1992, and as its Chief Executive
                           Officer from 1971 to September 1989. He is Chairman of the
                           Executive Committee and a member of the Audit Committee, Finance
                           Committee, and Nominating Committee. Mr. Thompson is a director of
                           GEICO Corporation. He owns 85,326 shares of the common stock of the Company.

     As of March 8, 1994, Mr. Paul Dragoumis, and Mr. Dennis R. Wraase, non-director officers, and Mr. Rhett B. Dawson, a former non-director officer, each of whom is listed in the Summary Compensation Table, owned 14,818, 13,015, and 3,104 shares, respectively, and all directors, nominees, and executive officers as a group, owned 386,945 shares of the common stock of the Company, representing less than 1% of the shares outstanding. Mr. Earl K. Chism, in 1988 upon his election as an officer of the Company, inadvertently omitted from his Form 3 the ownership of 450 previously acquired shares of the Company's common stock. The ownership was subsequently reported on Form 5 pursuant to Section 16 of the Securities Exchange Act of 1934.

     The Board of Directors held seven meetings in 1993. The Company has standing Executive, Audit, Finance, Human Resources and Nominating Committees of the Board of Directors. Director McLaughlin attended fewer than 75% of the meetings of the Board and Board committees of which she was a member.

     The Audit Committee held four meetings in 1993. The Committee's duties and responsibilities include recommending to the Board the engagement of the independent accountant, approving the plan and scope of the audit and the fee before the audit begins and, following the audit, reviewing the results with the independent accountant and its comments on the Company's system of internal accounting controls. The Committee also reviews with the Company's General Auditor the plan, scope and results of internal audits and his comments on the Company's system of internal accounting controls. It further reviews with management, the independent accountant and the General Auditor the accounting principles applied in financial reporting and the reports relating to compliance with the Company's statements of policy relating to conflicts of interest. The Committee reports its activities to the Board periodically and makes such recommendations and findings concerning any audit or related matter as it deems appropriate.

     In carrying out these functions, the Audit Committee represents the Board in discharging its responsibility of oversight, but the existence of the Committee does not alter the traditional roles and responsibilities of the Company's management and the independent accountant with respect to the accounting and control functions and financial statement presentation.

     The Nominating Committee, composed entirely of independent, non-employee directors, held three meetings in 1993. The Committee recommends to the Board candidates for nomination for election as directors. The Committee will consider nominees recommended by shareholders upon the receipt, no later than the deadline for receipt of shareholder proposals, of information concerning the name, business address, occupation, qualifications and share holdings of the proposed nominee.

     The Human Resources Committee held four meetings in 1993. The Committee recommends to the Board the annual salary administration program for all exempt employees, including specific salary recommendations for senior officers and employees, and administers the executive compensation plans. The Committee also makes recommendations to the Board with respect to the Company's General Retirement Plan, other benefit plans, and officer and senior management succession.

     Each of the Company's directors, except directors who are employees of the Company, is paid an annual retainer of $26,000, plus a fee of $1,000 for each Board and committee meeting attended. The Company has a Retirement Plan for Directors under which directors retiring at or after age 65 will receive, for life, or for lesser periods depending on the length of the director's non-employee board service, annual benefits equal to the retainer fee for directors in effect at the time of retirement, with limited death benefits to a surviving spouse.

                           SUMMARY COMPENSATION TABLE

                                                         ANNUAL COMPENSATION
                                                 -----------------------------------
                                                                       OTHER ANNUAL     ALL OTHER
      NAME AND PRINCIPAL POSITION         YEAR    SALARY      BONUS    COMPENSATION(1) COMPENSATION(2),(3)
- ----------------------------------------  ----   ---------  ---------  -------------   ------------
Edward F. Mitchell                        1993   $ 540,000  $ 218,700     $66,131        $ 53,153
Chairman of the Board and                 1992     521,667          0      54,864          24,265
  Chief Executive Officer                 1991     476,666    131,083      45,523          16,576
H. Lowell Davis                           1993   $ 400,000  $ 162,000     $49,927        $ 44,227
Vice Chairman and                         1992     388,333          0      43,543          20,520
  Chief Financial Officer                 1991     360,000     99,000      36,804          15,489
John M. Derrick, Jr.                      1993   $ 300,000  $ 121,500     $ 9,312        $ 32,354
President                                 1992     241,667          0       8,490          12,002
                                          1991     216,667     54,166       7,388          10,769
Paul Dragoumis                            1993   $ 232,000  $  76,850     $15,498        $ 27,524
Executive Vice President                  1992     228,000          0      14,126          12,088
                                          1991     216,667     49,833      12,313          11,310
Dennis R. Wraase                          1993   $ 186,000  $  73,238     $ 2,945        $ 24,947
Senior Vice President                     1992     182,000          0       2,807           8,983
                                          1991     170,333     42,584       2,520           8,391
Rhett B. Dawson*                          1993   $ 249,792  $       0     $     0        $ 12,521
Senior Vice President                     1992     272,500          0           0          13,401
                                          1991     269,167          0           0          12,936

- ------------------------------

*Mr. Dawson resigned from the Company effective November 30, 1993.

(1)Other Annual Compensation
     Amounts in this column represent above-market earnings on deferred compensation funded by Company owned life insurance policies held in trust, assuming the expected retirement at age 65. The amounts are reduced if the executive terminates employment prior to age 62 for any reason other than death, total or permanent disability or a change in control of the Company. In the event of a change in control and termination of the participant's employment, a lump sum payment will be made equal to the net present value of the expected payments at age 65 discounted using the Pension Guaranty Corporation immediate payment interest rate plus one-half of one percent. The Company has purchased the policies on participating individuals under a program designed so that if assumptions as to mortality experience, policy return and other factors are realized, the compensation deferred and the death benefits payable to the Company under such insurance policies will cover all premium payments and benefit payments projected under this program, plus a factor for the use of Company funds.

(2)Restricted Stock
     The number and market value of non-vested restricted shares at December 31, 1993 for the executives listed above are: 8,000 shares or $214,000 for Mr. Mitchell, 6,400 shares or $171,200 for Mr. Davis, and 2,800 shares or $74,900 each for Messrs. Derrick, Dragoumis and Wraase. In the event of change in control and subsequent termination or diminution of duties, the balance of the restricted shareholdings becomes vested immediately.

(3)All Other Compensation
     Amounts in this column consist of (i) Company contributions to the Savings Plan for Exempt Employees of $6,996 for Messrs. Mitchell, Davis, Dragoumis and Wraase, respectively, $6,746, for Mr. Derrick, and $11,512 for Mr. Dawson for 1993, (ii) Company contributions to the Executive Deferred Compensation Plan due to Internal Revenue Service limitations on maximum contributions to the Savings Plan for Exempt Employees of $13,910, $11,255, $6,755, $3,695, and $1,625 for
Messrs. Mitchell, Davis, Derrick, Dragoumis, and Wraase, respectively, for 1993,
(iii) the term life insurance portion of life insurance written on a split-dollar basis of $4,746, $3,131, $1,011, $1,722, $629, and $1,009 for
Messrs. Mitchell, Davis, Derrick, Dragoumis, Wraase and Dawson, respectively, for 1993, and (iv) the interest on employer paid premiums for split-dollar life insurance of $27,501, $22,845, $17,842, $15,061, and $15,697 for Messrs.
Mitchell, Davis, Derrick, Dragoumis and Wraase, respectively, for 1993. The split-dollar life insurance contract provides death benefits to the executive's beneficiaries of approximately three times the executive's annual salary. The split-dollar program is designed so that, if the assumptions made as to mortality experience, policy return and other factors are realized, the Company will recover all plan costs, including a factor for the use of Company funds. The split-dollar policy provides a cash surrender value to each participant in excess of any premiums paid.

             LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

                                            PERFORMANCE OR
                                             OTHER PERIOD
                                                 UNTIL
                                             MATURATION OR           THRESHOLD             MAXIMUM
                   NAME                         PAYOUT            NUMBER OF SHARES     NUMBER OF SHARES
- ------------------------------------------  ---------------      ------------------   ------------------
Edward F. Mitchell........................  January 1, 1997             1,122                8,416
                                            January 1, 1998             1,122                8,416
H. Lowell Davis...........................  January 1, 1997               831                6,234
                                            January 1, 1998               831                6,234
John M. Derrick, Jr.......................  January 1, 1997               623                4,676
                                            January 1, 1998               623                4,675
Paul Dragoumis............................  January 1, 1997               386                2,893
                                            January 1, 1998               386                2,892
Dennis R. Wraase..........................  January 1, 1997               309                2,319
                                            January 1, 1998               309                2,319

     The above table reflects the maximum share awards available under the Company's Executive Restricted Stock Performance Award Program for the three year performance cycle beginning January 1, 1993. The Plan provides for the award of restricted stock based on comparisons of Company performance to the Salomon Brothers Electrics index. The awards are based on total return to shareholders over the three-year performance cycle and market-to-book ratios for the same periods. Each of these two performance measures is given equal weight. For a participant to receive the maximum award, the Company must have the highest total return to shareholders and market-to-book ratio of all companies included in the Salomon Brothers Electrics index. Generally the Company results must be above the median of the companies contained in the index for a participant to receive any award. Actual grants, if any, will not be determined until the end of the performance cycle. No dividends are paid on awards until actual grants are made.

                               PENSION PLAN TABLE

                                                         ANNUAL RETIREMENT BENEFITS
                                       ---------------------------------------------------------------
        AVERAGE ANNUAL SALARY                                   YEARS IN PLAN
        IN FINAL THREE YEARS           ---------------------------------------------------------------
            OF EMPLOYMENT                 15         20         25         30         35         40
- -------------------------------------  --------   --------   --------   --------   --------   --------
$150,000.............................  $ 39,000   $ 53,000   $ 66,000   $ 79,000   $ 92,000   $105,000
$250,000.............................  $ 66,000   $ 88,000   $109,000   $131,000   $153,000   $175,000
$350,000.............................  $ 92,000   $123,000   $153,000   $184,000   $214,000   $245,000
$450,000.............................  $118,000   $158,000   $197,000   $236,000   $276,000   $315,000
$550,000.............................  $144,000   $193,000   $241,000   $289,000   $337,000   $385,000
$650,000.............................  $171,000   $228,000   $284,000   $341,000   $398,000   $455,000
$750,000.............................  $197,000   $263,000   $328,000   $394,000   $459,000   $525,000

     The Company's General Retirement Plan provides participants benefits after five years of service based on the average salary (the term salary being equal to the amounts contained in the Salary column of the Summary Compensation Table) for the final three years of employment and years in the Plan at the time of retirement. Normal retirement age under the Plan is 65. Plan benefits are subject to an offset for any Social Security benefits. Benefits under the Plan may be reduced under certain provisions of the Internal Revenue Code, as amended, and by salary deferrals under the Company's deferred compensation plans (other than CODA contributions made under the Savings Plan). Where any such reductions occur, the Company will pay (as an operating expense) a retirement supplement to eligible executives designed to maintain total retirement benefits at a formula level of the Plan. In order to attract and retain executives, the Company provides supplemental retirement benefits for executives who retire under the terms of the General Retirement Plan and are at least 59 years of age, which increases the average salary by the average of the highest three annual incentive awards out of the last five consecutive years. The annual incentive amounts are equal to the amounts shown in the Bonus column of the Summary Compensation Table. The current age, years of credited service and compensation used to determine retirement benefits for the above-named officers are as follows: Mr. Mitchell, 62 and 37 years of credit, $664,358; Mr. Davis, 61 and 36 years of credit, $498,347; Mr. Derrick, 54 and 32 years of credit, $321,246; Mr. Dragoumis, 59 and 28 years of credit, $280,188; and Mr. Wraase, 49 and 19 years of credit, $227,940. Annual benefits at age 65 (including the effect of the Social Security offset) are illustrated in the table above.

     Included in the years of credited service for Mr. Dragoumis are additional years of service resulting from an agreement dated July 17, 1976 which provides retirement benefits to him as though he had not had any interruption in employment. Mr. Dragoumis joined the Company on September 1, 1971. In 1975 he resigned to accept an executive appointment with the United States government. He returned to the Company after approximately one year of Federal service.

           HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Human Resources Committee of the Board of Directors is composed entirely of independent, non-employee directors. The Committee's role includes review of the performance of elected officers and other executives in connection with executive compensation programs designed to provide a strong and direct link between compensation, executive performance and the current and long-term level of Company performance. The Committee recommends specific officer salaries to the Board of Directors. The Committee also establishes and recommends to the Board performance guidelines under the Executive Incentive Compensation Plan, approves payments made pursuant to that Plan and recommends the structure of compensation and amounts of awards under the Long-Term Incentive Plan approved by the shareholders effective July 1, 1986. The Committee also reviews other elements of compensation and benefits, making recommendations to the Board as appropriate. The Committee carries out these responsibilities with assistance from consulting firms and with such input from the Chief Executive Officer and management as it deems appropriate.

OFFICER COMPENSATION PHILOSOPHY

     The Company's compensation philosophy reflects a commitment to attract and retain key executives with a program which compensates executive officers competitively with other companies in the industry while rewarding executives for achieving levels of operational excellence and financial results which result in growth in shareholder value. The Company's compensation policy is to provide a total compensation opportunity comparable to the median compensation levels of the companies in the Salomon Brothers Electric Utilities index. The relationship between pay and performance is reinforced by aligning the peer group used for compensation comparison purposes with the same industry peer group used for purposes of comparing total shareholder return.

     The compensation program for officers consists of base salary, annual incentive and long-term incentive components. The combination of these three elements balances short and long term business performance goals and aligns officer financial rewards with company operating results and shareholder return. Total compensation for any specific year may, of course, be above the median for the peer group in the event performance exceeds goals, or below the median if performance falls short of goals, as was the case in 1992 when no annual executive incentive awards were made.

     Annual incentive awards are earned based on the Company's financial and operational results. Long-term incentive awards are in the form of shares of Company stock (Restricted Shares) which are awarded on the basis of meeting pre-established goals and which vest on the basis of continued service. The officer compensation program is structured so that between 36 and 48 percent of the total compensation opportunity is composed of incentive compensation.

     The Omnibus Budget Reconciliation Act of 1993 included a provision on the deductibility of the compensation earned by a Company's five highest paid officers. For 1993, all compensation earned by the Company's five highest paid officers was completely deductible. In the future, the Committee will, considering the best interests of the Company and its shareholders, use its best judgment to continue the complete tax deductibility of the compensation paid to its officers.

OFFICER SALARIES

     The Committee determines base salary ranges for executive officers based upon competitive pay practices. Officer salaries correspond to approximately the median of the companies in the Salomon Brothers Electric Utilities index. Consistent with a company-wide salary and wage freeze, the Company's officers did not receive a salary increase during 1993. (With the exception of Mr. Derrick, who received an increase in connection with his election as President in December, 1992, increases from 1992 salaries shown in the Summary Compensation Table result from annualization of increases granted during 1992.)

EXECUTIVE INCENTIVE COMPENSATION PLAN

     In 1983, the Board of Directors established the Executive Incentive Compensation Plan for Company officers and senior executives. For 1993, awards under the Plan were based on achievement of progress in earnings, common stock performance, as measured by relative market-to-book value ratios, and unit customer prices which includes a comparison with a peer group consisting of twenty regional electric utilities (with a total weighting of approximately 75% for earnings and stock performance.) Awards for the Chairman, Vice Chairman and President were based upon the Company's progress in achieving plan goals; awards for other officers were based on a combination of corporate goals and individual goals established at the beginning of the year.

     For awards paid in February, 1994 for performance during 1993, the most critical factor was earnings. The 1993 earnings per share of $1.95 represented a 17.5% increase over 1992. The Company's average monthly market-to-book ratio was above the average and median for the Salomon Brothers index and for the year 1993 the Company ranked 14th among the Salomon Brothers 65 utilities in total shareholder return. The Company's average price per kilowatt-hour of electricity was less than the average and median price of the peer group. Pursuant to the Plan formula, the increase in earnings per share and above average performance in market to book and price comparison resulted in an incentive award level of 135% of the target award compared to the maximum award level of 180%.

     Accordingly, the annual incentive award for the Chief Executive Officer shown in the Summary Compensation Table was 40.5% of base salary for the year, calculated consistent with the determination of awards for other officers and reflecting the Committee's assessment of the Chief Executive Officer's individual performance during 1993 in achieving corporate goals.

LONG-TERM INCENTIVE PLAN

     In 1991, the Board of Directors adopted an Executive Restricted Stock Performance Award Program pursuant to the Long-Term Incentive Plan approved by the Company's shareholders effective July 1, 1986. The initial three-year performance period covered the period from 1991 through 1993. The maximum shares are based on the December 31, 1993 stock price and 37.5% of annual salary for Messrs. Mitchell, Davis and Derrick, and 30% for Messrs. Dragoumis and Wraase. At the start of the cycle, each participant became eligible for the award of Performance Shares, with the maximum amounts based upon the participant's salary and the price of Company stock at that date. The initial award under the long-term plan was made in February, 1994. The number of shares actually earned was based on the performance measured over the three-year period in terms of earnings per share, market-to-book value ratio, and price of electricity relative to the 20 regional peer utilities (with the earnings and market-to-book components accounting for approximately 80% of the maximum award potential). The long-term incentive awards for the Chief Executive Officer and the other officers named in the Summary Compensation Table reflect the following performance: earnings per share increased 20.4% from the beginning of the cycle; average market-to-book value ratio ranked well above the median of the Salomon Brothers index during the three-year cycle; and the unit price of electricity during the three-year cycle was less than the average and median for the peer group. Pursuant to the plan formula, the Chief Executive Officer was awarded 10,402 shares, or 62% of the total award potential of 16,778 fixed at the beginning of the cycle. Subject to the participants' continued Company employment, 50% of the shares earned for the 1991-1993 period will vest on January 1, 1995, and the remaining 50% will vest on January 1, 1996. A second performance cycle covering the years 1993 through 1995 was approved during 1993, with awards, if any, to be determined in the Spring of 1996.

     Restricted stock awards are shares of common stock subject to limitations on their sale, transfer or pledge until the expiration of a restriction period as determined by the Committee at the time of grant. The Company has used restricted stock sparingly, and the restricted shares shown for the Chief Executive Officer and the other proxy-named officers in the footnotes to the Summary Compensation Table in this report reflect the only previous restricted stock award, which was made in 1986.

                                         HUMAN RESOURCES COMMITTEE
                                         Mr. A. James Clark, Chairman
                                         Mr. Richard E. Marriott
                                         Mr. David O. Maxwell
                                         Ms. Ann D. McLaughlin

     The following chart compares PEPCO's five year cumulative total return to shareholders with the five year cumulative total return for the Salomon Brothers Electric Utilities and the Dow Jones Utilities index.

                            PERFORMANCE PRESENTATION

                                                    SALOMON
      MEASUREMENT PERIOD                           BROTHERS        DOW JONES
    (FISCAL YEAR COVERED)            PEPCO         ELECTRICS       UTILITIES
            1988                      100             100             100
            1989                      126             131             132
            1990                      117             132             129
            1991                      153             170             163
            1992                      155             181             165
            1993                      185             204             183

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of the Company appointed Price Waterhouse as Independent Public Accountants for the Company for the year 1993 and, upon recommendation of the Audit Committee of the Board, has reappointed the firm for 1994. A representative of Price Waterhouse is expected to attend the Annual Meeting and will be given the opportunity to make a statement and to respond to appropriate questions.

                            2. SHAREHOLDER PROPOSAL

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 2.

     Mrs. Evelyn Y. Davis, Watergate Office Building, Suite 215, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, who is the record holder of 100 shares of the Company's Common Stock, has notified the Company of her intention to present the following proposal for action at the meeting:

     "RESOLVED: That the shareholders of PEPCO recommend that the Board of Directors take the necessary steps to reinstate the election of directors ANNUALLY, instead of the staggered system which was recently adopted."

     The following statement has been supplied by the shareholder submitting this proposal:

     "REASONS: Until recently, directors of PEPCO were elected annually by all shareholders."

     "The great majority of New York Stock Exchange listed corporations elect all their directors each year.

     "This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board.

     "Last year the owners of 18,159,561 shares, representing 22.6% of shares voting, voted FOR this proposal.

     "If you AGREE, please mark your proxy FOR this resolution."

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL, SET FORTH AS ITEM 2 ON THE PROXY.

     The Board of Directors believes that this proposal is not in the best interests of the Company and its shareholders. The Board believes that the present system, providing for the election of directors for three-year terms on a staggered basis rather than one-year terms, enhances the likelihood of continuity and stability in the composition of and in the policies formulated by the Company's Board of Directors. The Board also believes that this, in turn, permits it to represent more effectively the interests of all shareholders.

     In order to be adopted, the shareholder proposal requires the vote of the holders of a majority of the stock present and entitled to vote at a meeting of shareholders at which a quorum is present. Abstentions and broker non-votes will be deemed present and entitled to vote but will not be counted as a vote either for or against this proposal.

                            3. SHAREHOLDER PROPOSAL

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 3.

     Ms. Beatrice M. Katz, Trustee of the Beatrice M. Katz Trust, 11435 Monterrey Drive, Silver Spring, Maryland 20902, who is the record holder of 2,890 shares of the Company's Common Stock, has notified the Company of her intention to present the following proposal for action at the meeting:

     "RESOLVED: That the shareholders of PEPCO recommend that the Board of Directors institute a salary and compensation ceiling such that as to future employment contracts, no senior executive or director of the Company receive combined salary and other compensation which is more than two times the salary provided to the President of the United States, that is, no more than $400,000."

     The following statement has been supplied by the shareholder submitting this proposal:

     "REASONS: There is a general consensus that corporate officials are grossly overpaid and that this is promulgated by the hands-off policy of Boards of Directors. The recommended ceiling is sufficient to motivate any person to do his best. There is no corporation which exceeds the size and complexity of the United States government of which the President is the chief executive officer. Even government agencies exceed the size, as measured by personnel and budget, of private corporations. The President of the United States receives a salary of $200,000; even agency heads and members of Congress are paid only somewhat more than $100,000."

     "The duties of the President of the United States are not comparable to those of senior executive officers or directors (the President has a much more demanding job). While the President has many valuable compensations which may exceed those of company executives, I use the salary of the President only as a reference point for shareholders to consider as they evaluate this resolution.

     "Officers and directors of public corporations are the employees and not the owners, except as they may be shareholders in common with other stockholders. The Boards of Directors, a closed group which perpetuates itself, determines who is to be selected to the Board and who is an officer of the company, as well as the compensation to be received. They should not give the appearance that they run the corporations for their benefit and only incidentally for the benefit of shareholders. They should not unnecessarily drain away millions of dollars in salary, stock options and other compensation. When the recommended ceiling is exceeded, it may be an expression of greed and abuse of power.

     "There may be no direct correlation between the profitability of a corporation and the compensation to officers. In many corporations, compensation increases even as profits fall. High compensation need not serve as an incentive for a better run or more profitable corporation. Many qualified people would gladly step in and do as good a job as the incumbent officers of the Corporation and would have no hesitation serving under the aforementioned ceiling on compensation.

     "Any officer who believes he can better the corporation should be sufficiently motivated to purchase stock on the open market or to receive stock options as part of his salary and compensation package. To remain competitive in world markets we must cut our costs and not overcompensate directors and officers.

     "Last year a similar proposal received 18.2% of the stockholder's vote.

     "If you AGREE, please mark your proxy FOR this resolution."

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL, SET FORTH AS ITEM 3 ON THE PROXY.

     The Board of Directors believes that this proposal is not in the best interests of the Company and the shareholders. Executive compensation is an essential tool employed by the Board and the Human Resources Committee in order to attract and retain qualified executives and to encourage excellent performance. Decisions regarding the amount of compensation for senior executives are made with reference to market-based conditions in the utility industry, the performance of the Company and of individual officers, and other relevant factors. Payment of a major component of compensation is based upon the Company's meeting or exceeding certain performance standards. Fixed arbitrary limits on compensation would significantly impair the Board's ability to offer performance-based incentives and set compensation at levels that will yield the greatest benefits to the Company.

     The Board does not believe that the salary payable to the President of the United States has any relevance to the proper level of compensation for any officer of the Company. However, the Board notes that, as the proposal acknowledges, the total compensation (rather than merely salary) paid to the President of the United States, when measured in the same manner that total compensation to corporate officers is measured, vastly exceeds the total compensation paid to any officer or director of the Company.

     In order to be adopted, the shareholder proposal requires the vote of the holders of a majority of the stock present and entitled to vote at a meeting of shareholders at which a quorum is present. Abstentions and broker non-votes will be deemed present and entitled to vote but will not be counted as a vote either for or against this proposal.

                        RECEIPT OF SHAREHOLDER PROPOSALS

     Shareholder proposals must be received by the Company by November 18, 1994 for inclusion in the proxy material for next year's Annual Meeting.

               4. OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

     The Board of Directors knows of no other matters which are likely to be brought before the meeting. However, if any other matter should properly come before the meeting, it is the intention of the person named in the enclosed proxy to vote it in accordance with their judgment on such matters.
                            ------------------------

     The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by officers, directors and regular employees of the Company personally, by telephone or by facsimile. The Company expects to reimburse persons holding stock in their names or in those of their nominees for their expenses in sending soliciting materials to their principals.

                                                                          (LOGO)

PEPCO                                                                                       PROXY
- ------------------------------------------------------------------------------------------------------------------------------------
1. ELECTION OF DIRECTORS                FOR all nominees listed below                           WITHHOLD AUTHORITY to vote
                                     (except as marked to the contrary below)   /  /            for all nominees listed below  /  /
   (TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)
   Four to serve for three years

   Richard E. Marriott            David O. Maxwell         Floretta D. McKenzie        Edward F. Mitchell

   One to serve for one year
     John M. Derrick, Jr.
- ------------------------------------------------------------------------------------------------------------------------------------
           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEMS 2 AND 3 BELOW                FOR         AGAINST         ABSTAIN

2. Shareholder proposal relating to the election of Directors..........................         /  /         /  /             /  /
3. Shareholder proposal relating to compensation of senior executives and directors....         /  /         /  /             /  /


                                                              Account No.


Sign here
as name     X--------------------------------------------------- (L.S.)
appears
above       X--------------------------------------------------- (L.S.)                Date --------------------------------, 1994

Attorneys, executors, administrators, trustees and corporate officials should indicate the capacity in which they are signing. Full shares held in the Shareholder Dividend Reinvestment Plan are voted on this Proxy.

                        POTOMAC ELECTRIC POWER COMPANY
                        1900 PENNSYLVANIA AVENUE, N.W.
                            WASHINGTON, D.C. 20068

PEPCO          ANNUAL MEETING OF SHAREHOLDERS - APRIL 27, 1994          PROXY

The undersigned hereby appoints EDWARD F. MITCHELL, H. LOWELL DAVIS and JOHN M. DERRICK, JR., and each of them, proxies of the undersigned, with power of substitution, to attend the above Annual Meeting to be held on Wednesday, April 27, 1994 at 10 a.m. at the Washington Convention Center, 900 Ninth Street,
N.W., Washington, D.C., and all adjournments thereof, and thereat to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present on matters set forth in the Proxy Statement and upon such other matters as may properly come before the meeting. UNLESS INDICATED TO THE CONTRARY, THIS PROXY SHALL BE DEEMED TO GRANT AUTHORITY TO VOTE FOR ITEM 1 AND AGAINST ITEMS 2 AND 3.



                     THIS PROXY IS SOLICITED ON BEHALF OF
           THE BOARD OF DIRECTORS OF POTOMAC ELECTRIC POWER COMPANY

                          CONTINUED ON REVERSE SIDE